Exhibit 10.64

LICENSE AGREEMENT

License Agreement made as of the 20th day of March 2017, by and between Madison Avenue Suites LLC and Sellas Life Sciences Group Inc

In consideration of the mutual terms and conditions herein, Licensor agrees to perform the services more particularly described below and, in addition, grants Licensee an exclusive license to use a private office(s) as, from time to time, as designated by Licensor, and in common with other licensees of Licensor, a license to use other facilities and services of Licensor located on the 3rd and 4th Floors of 315 Madison Avenue, New York, NY 10017 (hereinafter referred to as the “Premises”) in accordance with the terms set forth herein.

1.	DEFINITIONS:

For the purposes of this License Agreement the following terms shall have the meanings ascribed to them below:

A.	Unit(s): Suite Number 4006, 4007, 4008,4009,4010,4011 and 4012 as shown on the floor plan located on the 3rd floor and/or 4th floor of the Premises annexed hereto as Schedule D.

B.	Premises: 3rd and 4th floors of the building known as 315 Madison Avenue, New York, New York 10017.

C.	Name of Licensor: Madison Avenue Suites LLC

D.	Address of Licensor: 315 Madison Avenue, 3rd Floor, New York, NY 10017

E.	Phone Number of Licensor: 212-385-1260

F.	Name of Licensee: Sellas Life Sciences Group Inc

G.	Address of Licensee: 350 Park Avenue 13th Floor New York NY 10022

H.	Phone Number of Licensee: 1917-438-4350

I.	Email Address of Licensee: crhymer@sellaslife.com

J	Commencement Date: May 1st 2017

K	Expiration Date: April 31st, 2019

L.	Monthly Base License Fee: 1st year $17,700 2nd year $19,000

M.	Initial Set-Up Fee: $300 per suite//Waived

N.	Security Deposit: $35,400

O.	Overlease: Lease dated November 18, 2014 by and between Fifty East Forty Second Company LLC as landlord, and Madison Avenue Suites LLC as tenant, covering the Premises; as such lease may be amended from time to time.

P.	Broker: None

Q.	Base Services: Use of executive offices and such other services as are enumerated on Schedule A annexed.

R.	Base Services Fee: Charges for Base Services.

S.	Sundry Services: Use of executive offices and such other services as are enumerated on Schedule B annexed.

T.	Sundry Services Fee: Charges for Sundry Services as set forth on Schedule B.

2.	GRANT OF LICENSE:

This agreement is the commercial equivalent of an agreement for accommodation(s) in a hotel. The whole of the premises remains in Licensor’s possession and control. Licensee accepts that this agreement creates no leasehold or other real property interest with respect to the accommodation(s). Licensee is hereby granted a license to use and occupy the Unit(s).

3.	TERM: The license granted hereunder shall have a term commencing on the Commencement Date and ending on the Expiration Date. This License is not to be construed as in any way granting to Licensee any interest in any office in the Premises or any part thereof, it being the intention that this Agreement merely grants a license to enter upon and use the Premises in accordance with the terms hereof and will not be deemed to grant to the Licensee a leasehold or other real property interest. The fact that charges may be quoted on an annual or monthly basis is not meant to imply any annual or month-to-month relationship, but is merely done for convenience purposes.

4.	BASE SERVICE FEE/SUNDRY SERVICE FEE:

A.	Licensee shall pay Licensor the Base Service Fee, plus applicable sales or use taxes, in advance, on the first day of each month to occur during the term of this license.

B.

In the event that Licensee shall utilize any Sundry Services offered by Licensor, Licensee shall pay the Licensor within five (5) days after being billed therefore for all Sundry Services associated with the use of such services. The Sundry

Services shall be billed at Licensors standard rates as stated on Schedule B annexed hereto and incorporated herein. Fees for such sundry services are invoiced in arrears. The billing cycle for a la carte fees is classified as the period as a 30-day period between the 16th of the prior month until the 15th of the month being billed, ie. the March invoice will include the a la carte items employed between January 16th and February 15th. Licensee agrees that sundry service items must be disputed within thirty (30) days or licensee waives their right to dispute such charges. Licensor shall have the right to change its standard rates, from time to time. Licensee may also be charged for extraordinary electrical usage on a pro rata basis.

C.	All monthly Base Services Fee and Sundry Service Fee and other sums paid hereunder shall be payable at the office of the Licensor or at such other location or to any agent designated in writing by the Licensor. In addition to any other sums due, Licensee shall pay late charges equal to five (5%) percent of all amounts for Base Services and Sundry Services not paid within five (5) days of their respective due dates. The parties agree that such late charges are fair and reasonable compensation for costs incurred by Licensor on collecting payments past due hereunder.

D.	Upon Licensee giving a notice of termination pursuant to paragraph 3 above, the Base Services Fee for the next month of the license term shall be due and payable simultaneously with the giving of the termination notice.

5.	OPERATING COVENANT:

Licensee is hereby granted a license to use the Unit within the Premises on an exclusive basis and shall have access thereto twenty-four (24) hours a day, seven (7) days a week. Licensor shall provide office cleaning services, heating and air-conditioning to the Premises, Monday through Friday, 9:00 am to 6:00 pm, except on public holidays. In addition, Licensee will have use of the common area of the Premises facilities on a non-exclusive basis in accordance with the rules and regulations promulgated with respect thereto. It is understood and agreed that the Licensee shall use the office and common area of the Premises solely for general office use in the conduct of the Licensees business and for no other purpose. Licensee agrees not to engage in any conduct or to allow or permit any of its employees, invitees, visitors or guests to engage in any conduct, which may disturb or annoy any other occupants at the Location or which, in the opinion of Licensor, is objectionable or undesirable.

IN THE ABSENCE OF WILLFUL MISCONDUCT, THE LICENSEE EXPRESSLY AGREES TO WAIVE, AND AGREES NOT TO MAKE ANY CLAIM FOR DAMAGES, DIRECT OR CONSEQUENTIAL, ARISING OUT OF ANY FAILURE TO FURNISH ANY UTILITY, SERVICE OR FACILITY, ANY ERROR OR OMISSION WITH RESPECT THERETO, OR ANY DELAY OR INTERRUPTION OF THE SAME.

6.	DEFAULT:

A.	In the event that Licensee shall default in the performance or observance of any of the terms or conditions of this License Agreement, including the Rules and Regulations annexed, which Licensee fails to cure by the due date (including payment for Base Services or Sundry Services or twenty-four hours in the event of a default under Paragraph 5 above) after the giving of written notice thereof by Licensor to Licensee, then the License shall be deemed to have terminated at the end of said period and Licensee shall vacate the Unit on or before the date set forth in such notice as if that date were the date set forth as to be the end and expiration of this License Agreement.

B.	In the event that Licensee shall fail to vacate the Unit on or before the date set forth in Licensors notice given pursuant to Article 6 (A) above, then Licensor, in addition to any other remedies available to it, shall have the option to pursue any one or more of the following remedies without any additional notice or demand whatsoever and without incurring any liability therefore and without limitation to Licensor in the exercise of any other remedy:

(1) Licensor may forthwith terminate this Agreement and the license to use any portion of the Premises, and re-enter and take possession of same.

(2) Licensor may forthwith take and hold any property of Licensee as payment, in whole or in part, of Licensees obligations hereunder, and if Licensees default continues, after 10 days deem such property abandoned and dispose of same as Licensor shall determine, or

(3) Licensor may forthwith accelerate and demand immediate payment of all remaining payments due under the balance of the term of the Agreement; or

(4) Licensor may forthwith discontinue any or all Base Services and/or Sundry Services to Licensee, including but not limited to, phone and reception service, internet access, fax service, and mail service, use of conference room, etc. and any use of any common facilities by Licensee; or

(5) Pursue any other remedy now or hereunder available to Licensor. Licensor exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

C.	Licensee agrees to pay all costs and expenses, including reasonable attorney’s fees, expended or incurred by Licensor in connection with the enforcement of the Agreement, the collection of any sums due hereunder, any action for declaratory relief in any way related to this Agreement, or the protection or preservation of any rights of Licensor hereunder. In the event Licensee delivers notice of non-renewal to Licensor but fails to surrender occupancy and holds over possession beyond the expiration date then, at Licensor option, (i) the monthly Base Service Fee due and payable during the holdover period shall be 150 % of the Base Service Fee paid by Licensee prior to holdover, or (ii) the non-renewal notice from Licensee shall be deemed null and void, and the term renewed. In the event Licensee defaults then any concessions or fees previously waived shall become immediately due and payable.

D.	If Licensor shall terminate this license pursuant to the terms of this paragraph 6, Licensee shall remain liable to Licensor for any unpaid Base Service Fee and Sundry Service Fee and all other damages, costs and expenses incurred by Licensor arising out of Licensees default.

7.	SECURITY DEPOSIT:

Licensee has deposited with Licensor the Security Deposit for the faithful performance and observance by Licensee of the terms, provisions and conditions of this License Agreement. If Licensee shall default with respect to of any of the terms, provisions or conditions of this License Agreement Licensor may apply all or a portion of the Security Deposit to the extent required to remedy such default, including applying Security Deposit to pay arrears in Licensee Fees and Sundry changes pursuant to Article four (4) above, in which event, Licensee, within three (3) days after demand from Licensor, shall deposit with Licensor the amount of Security Deposit so applied. Provided that Licensee shall have complied with the terms and conditions of this License Agreement, Licensor shall return the balance remaining of the Security Deposit to Licensee after the expiration of the term of this license. In the event any part of the Security Deposit is applied towards payment due Licensor, then Licensee shall, within ten (10) days thereafter, pay to Licensor the amount necessary to restore such Security Deposit to its original amount.

The Security Deposit need not be kept separate and apart from other funds of Licensor, no interest shall be paid thereon, and it may be used by Licensor to pay for Schedule A and/or Schedule B services requested by Licensee. If Licensee is late in making payment of any amounts due herein three or more times Licensee shall upon demand deposit an additional month of Total Base Monthly Fee into the Security Deposit. In addition to the Security Deposit, Licensee will upon execution hereof, pay to Licensor the Monthly Base Service Fee for one (1) month and such other fees and deposits as may be appropriate based upon Licensees needs.

8.	OVERLEASE:

The Licensee and License Agreement are subject to and subordinate to the terms of the Overlease.

9.	DAMAGES and INSURANCE:

Licensee will not damage or deface the furnishings, walls, floors or ceilings, or make or suffer to be made any waste, obstruction or unlawful, improper or offensive use of any Unit or any other part of the Premises, or damage any of the equipment located on the Premises. Licensee will not cause damage to any part of the Licensors Premises or the property of Licensor or others or disturb the quiet enjoyment of any other licensees or occupants of the Premises. Licensor will have the right, at any time and from time to time, to enter any Unit occupied by Licensee to inspect the same, to make such repairs and alterations Licensor reasonably deems necessary, and the cost of any such repair resulting from the act or omission of Licensee shall be reimbursed to Licensor by Licensee upon demand. Licensor reserves the right to charge reasonable fees for any repairs needed above and beyond normal wear and tear upon the exit of Licensee from the Unit. Licensor shall have the right to show any Unit to prospective Licensees, provided Licensor will use reasonable efforts not to disrupt Licensees business.

Licensor and its respective members, directors, officers, agents, servants and employees shall not, to the extent permitted by law, except upon the affirmative showing of Licensors gross negligence or willful misconduct, be liable for, and Licensee waives all right to recovery, against such entities and individuals for any damage or claim with respect to any injury to person or damage to, or loss or destruction of any property of Licensee, its employees, authorized persons and invites due to any act, omission or occurrence in or about the Premises.

Licensee hereby agrees to indemnify, defend and hold harmless Licensor, its members, officers, directors, employees, agents and representatives from and against any liability to third parties arising out of any acts occurring on or about the Premises, unless such liability arises out of the negligence of Licensor without Licensee having contributed thereto. Licensee assumes all risk of loss with or about the Licensees Unit which is number 4006, 4007,4008,4009,4010.4011 and 4012.

Licensee expressly assumes that its use of the phone and high speed internet circuits provided by or through Licensor is at Licensees sole risk and is subject to all applicable local, state, national and international laws and regulations. Licensee acknowledges that the reliability and performance of phone and internet service or other related services provided by or through Licensor are beyond Licensors control and are not in any way warranted by Licensor. Licensee agrees that the internet is not a secure network and that third parties may be able to intercept, access, use or corrupt the information Licensee transmits over the internet. Licensee shall adopt whatever security measures (such as encryption) it believes are appropriate to its circumstances. Licensor is not responsible for invalid destinations, transmissions errors, and corruption or security breaches of Licensee’s data. Licensee agrees that Licensor does not warrant that internet service will be uninterrupted or error free. Licensee agrees that Licensor has no control over third party networks or web sites that Licensee may access and that delays and disruptions of other network transmissions are completely beyond the control of Licensor. Licensor cannot and does not guarantee that the internet and/or computer related services which it provides will meet Licensees needs. Licensee agrees to defend, indemnify and hold harmless Licensor from and against all liabilities, cost and expenses, including reasonable attorneys fees, related to or arising from Licensees use of the phone, internet and related services provided by or through Licensor.

Licensee acknowledges that it is the Licensees responsibility to maintain insurance to cover the risks set forth in this paragraph and name Madison Avenue Suites LLC as additional insured. Minimum general liability insurance to be maintained is $1,000,000 per occurrence and $2,000,000 million aggregate.

In the event Licensee makes a written request for a telephone listing, Licensor shall not be responsible for any errors or omissions in the telephone directory unless resulting from Licensors gross negligence.

10.	CREDIT CHECK

Blank

11.	BROKER:

Licensee represents that Licensee has dealt with no broker in connection with the licensing of the Units except for the Broker named in paragraph 1” hereof and shall indemnify licensor for reasonable attorneys fees and any awards if any broker other than, the one named above and claims to have introduced licensee to the premises.

12.	NOTICES:

A.	Any notice, demand or request permitted or required to be given under this License Agreement may be given or served only if in writing by any of the following means: (a) Personal Delivery; (b) Certified or Registered Mail (Postage Pre-Paid); or (c) Nationally recognized overnight courier service, addressed in each case as follows:

If to Licensor:	Madison Avenue Suites LLC 369 Lexington Ave 2nd Floor New York, NY 10017

If to Licensee:	At the address set forth on the first page hereof as Licensees mailing address, or to a specified email address to David Moser, J.D., V.P. Corporate Legal Affairs, dmoser@sellaslife.com or if no such address is specified, at the Premises.

B.	Any notice, demand or request permitted or required under this License Agreement shall be deemed given as follows:

-	Personal delivery shall be deemed given upon delivery.
-	Certified or registered mail, postage pre-paid shall be deemed given upon deposit in an official depository of the United States Post Office.
-	Nationally recognized overnight courier service shall be deemed given one day after delivery to said overnight courier service.

C. Licensor will use the email address and/or mailing address provided by Licensee to send invoices and any other communications from Licensor. Licensee must ensure an accurate and valid email and mailing address is registered with the Licensor.

13.	APPLICABLE LAW:

This License Agreement and the License granted hereunder shall be governed by the laws of the State of New York.

14.	DOCUMENTS INCORPORATED BY REFERENCE:

Simultaneously herewith Licensee has signed an Application for Delivery of Mail through Agent, and hereby acknowledges that such document is deemed part of this License Agreement and is hereby acknowledges that such documents is deemed part of this License Agreement and is hereby incorporated into this License Agreement by reference.

15.	MISCELLANEOUS:

It is mutually agreed by and between Licensor and Licensee that the respective parties hereto shall and hereby do waive trial by jury in any action or proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) or any matters whatsoever arising out of or in any way connected with this License, or the relationship of Licensor and Licensee, Licensees use of or occupancy of the Unit, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Licensor commences any summary proceeding for possession of the Unit, Licensee will not interpose any counterclaim of whatsoever nature or description in any such proceeding.

This is the only Agreement between the parties. No other agreements are effective. All amendments to this Agreement shall be in writing and signed by all parties. Any other attempted amendment shall be void. The invalidity or unenforceability of any provision hereof shall not affect the remainder hereof. Notwithstanding the foregoing, Licensor reserves the right to modify the terms and provision of this Agreement upon 30 days written notice to Licensee. If Licensee does not accept the modification it may, within 30 days after receiving notice of the modification, notify Licensor of its intent to terminate the Agreement at the end of the following month, at which time the Agreement shall terminate as if the term had expired.

All waivers must be in writing and signed by the waving party. Licensor failure to enforce any provision of this Agreement or its acceptance or fees shall not be a waiver and shall not prevent Licensor from enforcing any provision of this Agreement in the future. No receipt of money by Licensor shall be deemed to waive any default of Licensee or to extend, reinstate or continue the term hereof.

Licensee agrees that during the term of this Agreement and within one (1) year of the termination of this Agreement, neither Licensee nor any of its principals, employees or affiliates will hire directly or as an independent contractor, or refer to another for employment, or offer an internship, or volunteering position of any kind, to any person who is at that time, or was during the term of this Agreement, an employee of licensor or any of its affiliated companies. In the event of a breach of any obligation of Licensee contained in this Paragraph, Licensee shall be liable to Licensor for, and shall pay to Licensor, on demand, liquidated damages in the amount equivalent to a one year of salary for each employee with respect to whom such breach shall occur, it being mutually agreed that the actual damage that would be sustained by licensor as the result of any such breach would be, from the nature of the case, extremely difficult to fix, and that the aforesaid liquidated damage amount is fair and reasonable. Licensee agrees that neither Licensee nor any of its partners, members, officers, or employees will represent, or otherwise provide legal counsel to, any of Licensor’s current or former employees in any dispute with, or legal proceeding against, Licensor or any of its affiliates. Furthermore, Licensee must not carry out a business which competes with Licensor’s of providing services office accommodations or virtual offices. Property left by licensee in the unit after the termination of this agreement, is deemed abandoned and the licensor may dispose of the property as it deems appropriate. There will be a dilapidation charge of $250 per office, which will be added to the final invoice.

All Schedules attached hereto are hereby incorporated herein by this reference. All parties signing this Agreement on behalf of a partnership or co-signing individuals shall be jointly and severally liable for all obligations of Licensee. Copies of this Agreement bearing faxed or emailed signatures shall be deemed binding. This Agreement shall terminate if Licensor lease for the premises terminates. Licensee shall conduct its business without fraud or deception and will diligently seek to avoid complaints from its customers, law enforcement/regulatory agencies and the general public. Licensee, its employees and agents are not Specially Designated Nationals, Blocked Persons or others prohibited from doing business by the US Department of Treasury Office of Foreign Assets Control. Licensee represents and warrants to Licensor that there are no agents, brokers, finders or other parties with whom Licensee has dealt who are or may be entitled to a commission or fee with respect to this Agreement, except as stated herein above and Licensee shall indemnify Licensor for any award or settlement and reasonable attorney fees for breach of this representation. Licensee may not solicit other Licensees for any business or other purpose without Licensors prior written approval and shall be liable to Licensor for any damages caused by a breach hereof.

Neither Licensee nor anyone claiming by, through or under Licensee shall assign this Agreement or permit the use of any portion of the Unit by any person other than Licensee; provided, however, Licensee may assign this Agreement to an affiliated entity of Licensee if, in Licensors sole opinion, said assignment shall not impair in any way upon Licensors ability to receive and collect all payments due hereunder. In the event of any such permitted assignment, Licensee shall not thereby be relieved of any of its obligations under this Agreement. Licensee acknowledges that it shall be a material breach hereof to disclose the terms of this Agreement to anyone, except as necessary for tax reporting purposes.

The Rules and Regulations of the Building and of Licensor as defined on Schedule C hereto and any additional schedules that may be attached hereto are expressly made part of this Agreements and Licensee expressly covenants and agrees to abide by all of such Rules and Regulations and such additional terms, as well as such reasonable modifications to such Rules and Regulations as may be hereafter adopted by Licensor. Licensee agrees that if the funds necessary to fulfill the terms of this agreement are not received within 24 hours of the signing of this agreement, Licensor has the option to declare this agreement null and void.

Licensor is to provide the number of serviced office accommodation(s) for which the Licensee has agreed to pay for in the premises listed above. This agreement lists the unit Licensor has initially allocated for the Licensee’s use. Licensee shall have a non-exclusive right to the unit(s) allocated to it. Occasionally, Licensor may need to allocate different unit(s) to Licensee, but these accommodation(s) will be of reasonably equivalent size and Licensor will notify Licensee with respect to such different accommodation(s) in advance.

Licensee authorizes Licensor to sign for and accept delivery of packages and mail on Licensees behalf and Licensee hereby indemnifies Licensor for doing so. Licensee hereby authorizes Licensor to place incoming faxes, telexes, mail and packages in Licensees office in Licensees absence. Upon termination hereof, it will be Licensees responsibility to notify all parties of Licensees termination of the use of the above described address, assigned telephone numbers, telex and facsimile numbers. After termination Licensee may choose to begin a virtual office plan with mail forwarding. If Licensee does not elect forwarding service mail will be returned to sender.

Licensor may assign this Agreement and/or any fees hereunder and Licensee agrees to any such assignee. This Agreement is subordinate to any and all maters which Licensor lease agreement for the premises is subordinate.

16.	CONFIDENTIALITY:

The terms of this agreement are confidential. Neither Licensor nor Licensee must disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues after this agreement ends.

In witness whereof, the parties have executed this agreement as of the date first written above.

Madison Avenue Suites LLC

/s/ Juda Srour
Juda Srour General Manager

/s/ David Moser
Licensee’s Signature

David Moser, V.P. Corporate Legal Affairs
Legal Name & Title

[*]
TIN/SS of Licensee

SCHEDULE A: BASE SERVICES

Included In Monthly Fee:

•	Luxurious reception area to greet your clients and business associates

•	Secure 24/7 access

•	Manhattan address

•	Receptionist 9 AM to 5 PM

•	Daily cleaning throughout the facility

•	Mail handling

•	Kitchen facility

•	Availability of all business tools

•	Central AC and heating

•	Ice and water

•	Doorman Building

•	Luxurious furniture

•	Support staff

SCHEDULE B: MONTHLY SUNDRY SERVICES

1. VoIP Phone w/Unlimited U.S. Calling -	$125 (includes handset)

2. All other Telephone Calls -	Rates vary by location called $95.00 per unlimited international calling plan

3. Direct TV -	$35.00 per TV (one time installation Fee of $250 for SD Receiver, and $350 for an HD receiver)

4. High-Speed Internet Connection-	$75.00 per computer

5. Scan to Email-	$0.25 per page

6. Photocopies or Prints -	50 B/W free monthly. B/W: 12 cents/page < 200 pages, 10 cents/page > than 200 pages. Color: 60 cents/page < 100, 50 cents/page > than 100 pages.

7. Community Fax -	$1.00 per page receiving or sending

8. Additional or Lost keys -	$15.00 each (2 Included)

9. Additional or Lost Lobby Card -	$35.00 each (2 Included)

10. Static IP Address -	$35.00 per address

11. Voicemail to Email -	$10.00 per user

12. Shipping Services (Fedex or Messenger) -	Discounted Rate + $5 per package

13. Receptionist Answer & Transfer -	$85.00 (for up to 2 extensions, $25 per additional)

14. In-room dedicated fax line -	$60.00 per line

15. Use of Conference Rooms -	Room A—$100.00 per hour Room B—$75.00 per hour

16. Desk, chair, or file cabinet -	$50.00 for each item

17. IT Rack Space -	$50.00 for each item

18. Admin Services -	$30.00 per hour

Included in Monthly License Fee

•	16 VoIP Phone w/Unlimited U.S. Calling

•	16 High-Speed Internet Connections

•	16 Desks & Chairs

•	16 File Cabinets

•	$500 Credit Towards Conference Room Usage

SCHEDULE C

RULES AND REGULATIONS

1. Licensees employees and guest will conduct themselves in a businesslike manner; proper business attire will be worn at all times: the noise level will be kept a level so as not to interfere with or annoy other Licensees and Licensee will abide by Licensor directives regarding security, keys and other such matters common to all occupants.

2. Licensee will not affix anything to the windows, walls or any other part of the Unit(s) or the Premises or make alterations or additions to the Unit(s) or the Premises without the prior written consent of Licensor.

3. Licensee will not prop open any corridor doors, exit doors or door connecting corridors during or after business hours.

4. Licensee can only use public areas with the consent of Licensor and those areas must be kept neat and attractive at all times. Licensee is solely responsible to pay any charges incurred for freight elevator use, if any.

5. All corridors, halls, elevators and stairways shall not be obstructed by Licensee or used for any purpose other than egress and ingress.

6. No advertisement or identifying signs, other than provided by Licensor, or other notices shall be inscribed, painted, or affixed on any part of the corridors, doors or public areas.

7. Licensee shall not, without Licensors prior written consent, store or operate in the Unit(s) or the Premises any equipment (except a personal computer) or large business machine, reproduction equipment, heating equipment, stove, radio, stereo equipment or other mechanical amplification equipment, vending or coin operated machine, refrigerator or coffee equipment, or conduct a mechanical business therein, do any cooking therein, or use or allow to be used in the Building, oil burning fluids, gasoline, kerosene for heating, warning or lighting. No offensive gases, odors or liquids will be permitted. Licensee shall not install or use automated computer software unless it is pre-approved by Licensor.

8. The electrical current shall be used for ordinary lighting purposes only unless written permission to do otherwise shall first have been obtained form Licensor at an agreed cost to Licensee.

9. If Licensee requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at Licensee’s expense by the personnel designated by Licensor.

10. Licensee may not conduct business in the hallways, reception area or any other area except in an office or conference room without prior written consent of Licensor.

11. Licensee will bring no animals other than seeing-eye dogs in the company of blind persons into the building.

12. Licensee shall not remove furniture, fixtures or decorative material from the Premises without the written consent of Licensor and such removal shall be under the supervision and regulations of the Premises.

13. Licensee will not use the Licensees Unit for manufacturing or storage of Merchandise except as such storage may be incidental to general office purposes.

14. Licensee will not occupy or permit any portion of the Licensees Unit to be occupied or used for the manufacture, sale, gift or use of liquor, narcotic or tobacco in any form.

15. Licensee will not use the Unit(s) or the Premises for lodging or sleeping or for any immoral or illegal purposes.

16. No additional locks or bolts of any kind shall be placed upon any of the doors or Windows of the Unit(s) by Licensee nor shall any changes be made on existing locks or the mechanics thereof.

17. Licensee shall, before leaving any property in an office of the Premises unattended for any extended period of time, close and securely lock all doors and shut off all light and other electrical apparatus. Any damage resulting from failure to do so shall be paid by Licensee.

18. Canvassing, soliciting and peddling in the Building where the Premises is located are prohibited and Licensee shall not solicit other Licensees for any business or other purpose without the prior written approval of Licensor.

19. All property belonging to Licensee or any employee, agent or invitee of Licensee shall be at the risk of such person only and Licensor shall not be liable for damages thereto or for theft or misappropriation thereof.

20. If Licensee does not remove any property belonging to Licensee from the Premises by the end of the term, at the option of Licensor, Licensee shall be conclusively presumed to have conveyed such property to Licensor under this Agreement as a bill of sale without further payment or credit by Licensor to Licensee and Licensor may remove the same and Licensee shall pay Licensor all costs of such removal upon demand.

21. Unless otherwise authorized by the Building, smoking shall be prohibited at all times in all areas of the Premises, including public areas, outdoor terrace, conference rooms and offices.

22. Licensee shall not receive mail, faxes, packages or parcels for others, nor shall Licensee receive, distribute, forward or send, in Licensor sole opinion, more than the amount of mail, packages or parcels normally associated with a general office use.

23. Wireless internet routers are not permitted in the Licensor’s Business Center.

24. Licensor shall have no responsibility to Licensee for the violation or non-performance by any other Licensee of any of the Rules and Regulations.

25. Licensee is only allowed to bring his own furniture to premises (desk, chair, file cabinet) with the permission of licensor.

SCHEDULE D – FLOOR PLANS

3rd Floor Plan

SCHEDULE D – FLOOR PLANS (continued)

4th Floor Plan

Authorization for Pre-Authorized ACH Debits Agreement

Date:

I                                                                  , hereby authorize Jay Suites to initiate monthly recurring automated clearing house (ACH) debit entries to my account indicated below, and the Financial Institution named below, hereinafter called Bank, to debit the same to such account. The recurring automatic payments will be for the invoice amount and the invoice will be sent out 5 business days in advance. Your recurring automatic payments will occur on the 1st business day of each month thereafter through the end of your agreement or until you revoke this authorization in writing. If any payment date falls on a weekend or holiday, the payment will be executed on the next business day.

If your payment is dishonored or returned unpaid by your Bank, you agree that Jay Suites may charge a return item fee and/or late charge to your Jay Suites account, to the extent allowed by law and/or your Jay Suites contract. You also acknowledge that your Bank may also impose its own additional fees according to your Deposit Account Agreement with such Bank. The origination of ACH debit entries to your Checking Account must comply with and will be governed by the provisions of applicable laws and rules of the National Automated Clearing house applicable to the transaction.

This authorization will remain in full force and effect until Jay Suites has received written notification from you of termination at the address above. You agree to notify Jay Suites both in writing and via email of any changes in your Checking Account information or termination of this authorization at least 15 days prior to the next billing to afford a reasonable opportunity for Company and Bank time to act.

** Please attach or scan a voided check. Thank you **

Company name:

BANK NAME:

CHECKING ROUTING/ABA #:

CHECKING ACCOUNT #:

    Signature